EPICENTER OIL & GAS, LLC
108 East Hillcrest Street
Orlando, FL 32801
and
17 Dogwood Street
Salem, IL 62881

March 26, 2009

Steve Durdin, CEO INDIGO-
ENERGY, INC. 2857 Hartwick
Pines Drive Henderson, NV 89052

RE: DRILLING AGREEMENT BETWEEN INDIGO-
ENERGY, INC. AND EPICENTER OIL & GAS, LLC

Dear Steve:

As discussed, the purpose of this writing is to memorialize the receipt by Epicenter Oil & Gas, LLC ("Epicenter") of an aggregate of $900,000 between February 20, 2009 and March 23, 2009 which was utilized for drilling and related activities related to four wells in the Dubois field as set forth on Exhibit A. Epicenter hereby acknowledges the receipt of such funds.

Epicenter represents that it is the operator of the Dubois Field and all wells drilled thereon. Epicenter represents that the Dubois Field is owned by Reef LLC who has good title and right of ownership to the property and that Epicenter has the right to drill on such property.

Epicenter shall prepare an assignment of working interest whereby Indigo, as Assignee, shall receive its working interest in said wells which assignment will be provided to Indigo and shall be recorded in the appropriate Public Records of Dubois County, Indiana.

Please signify your acceptance of the terms, provisions and conditions of this agreement by executing in the appropriate space below and returning a signed copy to me.

Very truly yours,

EPICENTER OIL & GAS, LLC

By: [signature]

FGF: sn

ACCEPTED AND AGREED:

INDIGO-ENERGY, INC.

By: [signature], CFO
for Steve Durdin, CEO

ACCEPTED AND AGREED:

EPICENTER OIL & GAS, LLC

By: [signature]

EXHIBIT "A"

Four wells drilled within the Dubois field, Dubois County, Indiana, described as follows:

Kalb Oil & Gas Hub # 1: located in the center of the SW1/4 of the NW 1/4 of the SW 1/4, Section 36, Township 1 North, Range 4 West, Dubois County, Indiana. Copies of the Drilling and Operating Permit and the Application for Well Permit are attached.

Kalb Oil & Gas Shaft # 2: located in the center of the SE1/4 of the NE 1/4 of the SE1/4, Section 36, Township 1 North, Range 4 West, Dubois County, Indiana. Copies of the Drilling and Operating Permit and the Application for Well Permit are attached.

Kalb Oil & Gas Shaft # 1: located in the center of the SW1/4 of the NW1/4 of the SW1/4, Section 25, Township 1North, range 4 West, Dubois County, Indiana. Copies of the Drilling and Operating Permit and the Application for Well Permit are attached.

Kalb Oil & Gas # D-1: located in the center of the NE1/4 of the SE1/4 of the SE1/4, Section 35, Township 1 North, Range 4 West, Dubois County, Indiana. Copies of the Drilling and Operating Permit and the Application for Well Permit are attached.